EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2012 Fourth Quarter and Year-End Results

Earnings Conference Call December 12, 2012

STAMFORD, Conn., Dec. 10, 2012 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider specializing in home heating oil, today filed its fiscal 2012 annual report on Form 10-K with the SEC and announced financial results for the fiscal 2012 fourth quarter and year ended September 30, 2012.

Three Months Ended September 30, 2012 Compared to Three Months Ended September 30, 2011

The Partnership reported a 13.6 percent increase in total revenue, to $174.0 million, due to an increase in heating oil and propane selling prices associated with higher commodity costs as well as an increase in volume. Home heating oil and propane volume increased 4.0 percent to 20.5 million gallons, as the volume provided by acquisitions more than offset the impact of net customer attrition, conservation and other factors.

Total gross profit increased 7.5 percent to $32.8 million, as the additional gross profit from service and installations as well as from higher home heating oil and propane volume more than offset a decline in home heating oil and propane margins.

Operating expenses, including depreciation and amortization, declined by $8.1 million, or 13.9 percent, to $50.2 million due to lower insurance expense, a decline in bad debt expense and management's efforts at reducing expenses.

The Partnership's operating loss decreased by $33.8 million to a loss of $7.5 million due largely to a favorable change in the fair value of derivative instruments of $23.3 million, lower operating expenses and an increase in gross profit.

Star's net loss was $5.6 million, a $21.1 million improvement over last year.

The Partnership's Adjusted EBITDA loss decreased $10.6 million, to a loss of $13.1 million, due to an increase in total gross profit of $2.3 million and lower delivery, branch and general and administrative expenses of $8.3 million. Adjusted EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution.

Fiscal Year Ended September 30, 2012 Compared to Fiscal Year Ended September 30, 2011

The Partnership reported a 5.9 percent decrease in total revenue to $1.5 billion as increases in selling prices for all petroleum products, reflecting higher commodity costs, along with higher service and installation sales attributable to fiscal 2012 and fiscal 2011 acquisitions was reduced by a decline in home heating oil and propane volume. Home heating oil and propane volume decreased by 78.4 million gallons, or 22.0 percent, to 277.2 million gallons, as the volume from fiscal 2012 and fiscal 2011 acquisitions was more than offset by the effect of the warm winter which resulted in a 21.4% decrease in heating degree days from fiscal 2011, by net customer attrition, conservation and other factors. In the New York Metropolitan Area, which is an important area of operations for the Partnership, fiscal 2012 was the warmest period in the last 112 years and 3.7 percent warmer than the next warmest comparable period.

Total gross profit decreased by $56.2 million, or 15.9 percent, to $297.8 million, compared to $354.0 million for fiscal 2011, primarily due to the decline in home heating oil and propane volume.

Operating income for fiscal 2012 decreased by $8.2 million to $53.9 million, as a $63.8 million decline in product gross profit was largely offset by an improvement in service profitability of $7.6 million and lower operating expenses (including depreciation and amortization) of $36.9 million, including $12.5 million in payments recorded under Star's weather hedge contract and an $11.1 million favorable non-cash change in the fair value of derivative instruments.

Star's net income increased $1.6 million to $26.0 million, as the $8.2 million decline in operating income was more than offset by lower net interest expense, the absence of costs incurred during fiscal 2011 associated with Star's debt refinancing, and the impact of a lower effective tax rate in fiscal 2012 compared to fiscal 2011.

The Partnership's Adjusted EBITDA decreased by $20.8 million, or 25.2 percent, to $61.7 million as the impact of 21.4 percent warmer temperatures, net customer attrition and other reductions in home heating oil and propane volume more than offset an increase in Adjusted EBITDA provided by fiscal 2012 and 2011 acquisitions, an increase in home heating oil and propane per gallon gross profit margins, $12.5 million recorded under the Partnership's weather hedge contract and lower operating expenses. While Adjusted EBITDA decreased by $20.8 million, the negative impact on cash flow was reduced to $15.4 million as net interest expense, capital expenditures and current income taxes were lower by $5.4 million.

"This quarter marked the end of a challenging year for Star Gas. After a winter of record high temperatures, we are certainly glad to put it behind us," said Daniel P. Donovan, Star Gas Partners' Chief Executive Officer. "During fiscal 2012, even with the anomalous weather, we purchased seven companies and added approximately 41,000 accounts, we grew our propane operations, cut costs throughout the Partnership, continued our unit repurchase program and generated sufficient cash flow to pay our distributions. We remain confident that Star Gas has taken the necessary steps to service both our customers and unit holders in the quarters to come.

"On another note, the massive storm Sandy certainly tested our preparedness recently, as a number of our customers looked for unplanned deliveries and services to ready themselves before the storm. While an event of this magnitude can never be completely planned for, the responsiveness of our operating group was excellent. After the storm, our ability to rally manpower and resources from various geographical areas to aid in our customers' struggle to return to normalcy was a capability unique to Star Gas in our industry. Many of our employees were also greatly affected by the storm; we are proud of their performance since they put our customers first and responded in as rapid a manner as possible."

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies and each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, should not be considered in isolation and should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star Gas management will host a webcast open to the general public and a conference call on Wednesday, December 12, 2012 at 11:00 a.m. (ET), not December 11 as previously announced. The conference call dial-in number is 888-335-0893 or 970-315-0470 (for international callers). A webcast is also available at www.star-gas.com/events.cfm and at www.vcall.com.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil, based upon sales volume, operating throughout the Northeast and Mid-Atlantic. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward Looking Information

This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions; and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Partnership's Annual Report on Form 10-K for the year ended September 30, 2012, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
(in thousands)	2012	2011

ASSETS
Current assets
Cash and cash equivalents	$ 108,091	$ 86,789
Receivables, net of allowance of $6,886 and $9,530, respectively	88,267	92,967
Inventories	47,465	80,536
Fair asset value of derivative instruments	5,004	3,674
Current deferred tax assets, net	25,844	13,155
Prepaid expenses and other current assets	26,848	26,654
Total current assets	301,519	303,775

Property and equipment, net	52,608	47,131
Goodwill	201,103	199,296
Intangibles, net	74,712	52,348
Long-term deferred tax assets, net	--	17,646
Deferred charges and other assets, net	9,405	10,291
Total assets	$ 639,347	$ 630,487

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$ 22,583	$ 18,569
Fair liability value of derivative instruments	453	3,322
Accrued expenses and other current liabilities	78,518	80,786
Unearned service contract revenue	40,799	40,903
Customer credit balances	85,976	67,214
Total current liabilities	228,329	210,794

Long-term debt	124,357	124,263
Long-term deferred tax liabilities, net	8,436	--
Other long-term liabilities	18,080	22,797

Partners' capital
Common unitholders	286,819	299,913
General partner	97	187
Accumulated other comprehensive loss, net of taxes	(26,771)	(27,467)
Total partners' capital	260,145	272,633
Total liabilities and partners' capital	$ 639,347	$ 630,487

(tables to follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Twelve Months Ended September 30,
(in thousands, except per unit data)	2012	2011	2012	2011
	(unaudited)
Sales:
Product	$ 122,746	$ 103,001	$ 1,295,374	$ 1,392,871
Installations and service	51,300	50,171	202,214	198,439
Total sales	174,046	153,172	1,497,588	1,591,310
Cost and expenses:
Cost of product	102,140	82,578	1,024,071	1,057,783
Cost of installations and service	39,123	40,101	175,740	179,558
(Increase) decrease in the fair value of derivative instruments	(9,911)	13,411	(8,549)	2,567
Delivery and branch expenses	41,146	48,998	217,376	250,762
Depreciation and amortization expenses	4,329	4,188	16,395	17,884
General and administrative expenses	4,762	5,193	18,689	20,709
Operating income (loss)	(7,543)	(41,297)	53,866	62,047
Interest expense	(3,394)	(3,253)	(14,110)	(15,710)
Interest income	969	1,079	4,443	4,870
Amortization of debt issuance costs	(489)	(396)	(1,634)	(2,440)
Loss on redemption of debt	--	--	--	(1,700)
Income (loss) before income taxes	(10,457)	(43,867)	42,565	47,067
Income tax expense (benefit)	(4,822)	(17,169)	16,576	22,723
Net income (loss)	$ (5,635)	$ (26,698)	$ 25,989	$ 24,344
General Partner's interest in net income (loss)	(30)	(132)	136	115
Limited Partners' interest in net income (loss)	$ (5,605)	$ (26,566)	$ 25,853	$ 24,229

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$ (0.09)	$ (0.40)	$ 0.42	$ 0.36
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	--	--	0.02	0.01
Limited Partner's interest in net income (loss) under FASB ASC 260-10-45-60	$ (0.09)	$ (0.40)	$ 0.40	$ 0.35

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	61,020	66,064	61,931	66,822

(supplemental information follows)

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended September 30,
(in thousands)	2012	2011

Net loss	$ (5,635)	$ (26,698)
Plus:
Income tax benefit	(4,822)	(17,169)
Amortization of debt issuance cost	489	396
Interest expense, net	2,425	2,174
Depreciation and amortization	4,329	4,188
EBITDA	(3,214)	(37,109)

(Increase) / decrease in the fair value of derivative instruments	(9,911)	13,411
Adjusted EBITDA	(13,125)	(23,698)

Add / (subtract)
Income tax benefit	4,822	17,169
Interest expense, net	(2,425)	(2,174)
Provision for losses on accounts receivable	(847)	295
Decrease in accounts receivables	27,635	60,514
Increase in inventories	(10,732)	(20,035)
Increase in customer credit balances	27,649	43,749
Change in deferred taxes	(744)	(9,633)
Change in other operating assets and liabilities	(7,504)	(7,711)
Net cash provided by operating activities	$ 24,729	$ 58,476

Net cash used in investing activities	$ (3,002)	$ (5,909)

Net cash used in financing activities	$ (4,868)	$ (16,315)

Home heating oil and propane gallons sold	20,500	19,700

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Twelve Months Ended September 30,
(in thousands)	2012	2011

Net income	$ 25,989	$ 24,344
Plus:
Income tax expense	16,576	22,723
Amortization of debt issuance cost	1,634	2,440
Interest expense, net	9,667	10,840
Depreciation and amortization	16,395	17,884
EBITDA	70,261	78,231

(Increase) / decrease in the fair value of derivative instruments	(8,549)	2,567
Loss on redemption of debt	--	1,700
Adjusted EBITDA	61,712	82,498

Add / (subtract)
Income tax expense	(16,576)	(22,723)
Interest expense, net	(9,667)	(10,840)
Provision for losses on accounts receivable	6,017	10,388
(Increase) decrease in accounts receivables	5,804	(31,593)
(Increase) decrease in inventories	34,335	(13,189)
Increase (decrease) in customer credit balances	11,952	(1,776)
Change in deferred taxes	12,913	15,831
Change in other operating assets and liabilities	(662)	10,806
Net cash provided by operating activities	$ 105,828	$ 39,402

Net cash used in investing activities	$ (44,517)	$ (15,928)

Net cash provided by (used in) financing activities	$ (40,009)	$ 2,253

Home heating oil and propane gallons sold	277,200	355,600
CONTACT: Star Gas Partners
         Investor Relations
         203/328-7310

         Chris Witty
         Darrow Associates
         646/438-9385
         cwitty@darrowir.com